ADDENDUM TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT is made this 23rd day of February, 2015, by and between Jim Willett; Forbeez Capital, LLC; Agrisoft Development Group, LLC; and Surna, Inc.

For good and consideration, the receipt of which is acknowledged, the parties agree to the following terms:

1. Jim Willett and Forbeez Capital, LLC have the unrestricted right to unilaterally exit the existing Membership Interest Purchase Agreement, dated 1/7/2015, at any time, for any reason.

2. Surna, Inc. has the right to convert all monies lent to Agrisoft Development Group, LLC, plus accrued interest to equity in Agrisoft Development Group, LLC, at the previously agreed upon valuation of six million dollars ($6,000,000.00) anytime between now and the scheduled closing date of July 1, 2015.

3. If Jim Willett and Forbeez Capital, LLC exit said Purchase Agreement, then Surna, Inc. may elect to have all loans made by Surna, Inc. to Agrisoft Development Group, LLC, plus accrued interest, convert to equity at the previously agreed upon conversion rate or be repaid on mutually agreeable terms.

4. Surna, Inc. may take a security interest in company assets up to the amount loaned to Agrisoft Development Group, LLC from Surna, Inc., plus interest; or 4.3% equity of the company. Agrisoft agrees to work in good faith to assist Surna with attaching and perfecting the security interest.

5. Agrisoft Development Group, LLC may pay Surna, Inc. said amount at any time and satisfy said security interest, at which time it shall cease.

6. This contract is binding on the parties’ successors and assigns.

The parties indicate their agreement by their signatures below.

/s/ Jim Willett		/s/ Buck Fowler
JIM WILLETT		FORBEEZ CAPITAL, LLC
		by	Buck Fowler, Member

/s/ Charles Ramsey		/s/ Douglas O. McKinnon
AGRISOFT DEVELOPMENT GROUP, LLC		SURNA, INC.
by	Charles Ramsey, Member	by	Douglas O. McKinnon, CFO